EXHIBIT 5.1
[Letterhead of Sullivan & Triggs, LLP]
July 9, 2007
BabyUniverse, Inc.
150 South U.S. Highway One
Suite 500
Jupiter, Florida 33477
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 1,094,346 shares of Common Stock, $0.001 par value per share (the “Shares”), of BabyUniverse, Inc., a Florida corporation (the “Company”), which Shares may be sold by certain selling shareholders.
We are acting as counsel to the Company in connection with the Registration Statement. We have examined copies of the Registration Statement, and the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents, and have made such other and further investigations, as we have deemed relevant or necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.
In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.
Please note that we are opining only as to the matters expressly set forth herein, that no opinion should be inferred as to any other matter, that the foregoing opinions are limited to the laws of the State of California, and that we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinions, we have relied, for matters involving Florida law, solely on the opinion of Akerman Senterfitt, Miami, Florida. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.
In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ SULLIVAN & TRIGGS, LLP